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                                  June 16, 2000



Mr. Edward Kuehnle
17 Devonshire Land
Mendham, NJ 07945


Dear Ed:

         In connection with your relocation to Chicago, I confirm that we have agreed that IRI will provide you with the following:

1. We will reimburse your mortgage differential for three (3) years between your current mortgage and your new mortgage on a home of comparable size to your current home. If you refinance your mortgage, this differential will decrease. The reimbursement will be grossed up for taxes. Your relocation will also be grossed up for taxes in accordance with IRI's standard relocation policy. You will be reimbursed each year on the anniversary of your move to Chicago and you will need to submit the appropriate documentation.

2. If your employment with IRI is terminated by IRI without cause, your responsibilities are significantly reduced without cause or you cease to report directly to the Chief Executive Officer of IRI without cause (in any case other than in the event of a change in control) prior to the first anniversary of the date of your relocation to Chicago (the "First Post-Move Year"), you will be entitled to receive as severance benefits under the terms of your employment agreement: (a) severance pay equal to 140% of your base salary (reflecting base salary and bonus) for the next twenty-four months, paid over the term of this severance period; and (b) continuation of benefits in accordance with IRI's standard severance policy for the severance period. You will not be entitled to receive a separate bonus for the year in which your employment with IRI terminates as your severance amount is calculated to include your target bonus amount for the year of termination. These severance benefits shall be in lieu of, and not in addition to, those severance benefits specified in Paragraph 2 on Page 2 of your employment letter.

3. If your employment with IRI is terminated by IRI without cause, your responsibilities are significantly reduced without cause or you cease to report directly to the Chief Executive Officer of IRI without cause (in any case other than in the event of a change in control) between the first and second anniversaries of the date of your relocation to Chicago (the "Second Post-Move Year"), you will be entitled to receive as severance benefits under the terms of your employment agreement: (a) severance pay equal to 140% of your base salary (reflecting base salary and bonus) for the number of months equal to 24 months less one month for each month or portion of a month during the Second Post-Move Year that occurred prior to the effective date of employment termination or reduction of responsibilities, such severance pay to be paid over the term of this severance period; and (b) continuation of benefits in accordance with IRI's standard severance policy for the severance period. You will not be entitled to receive a separate bonus for the year in which your employment with IRI terminates as your severance amount is calculated to include your target bonus amount for the year of termination. These severance benefits shall be in lieu of, and not in addition to, those severance benefits specified in Paragraph 2 on Page 2 of your employment letter.


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4.   If your employment is terminated under Paragraphs 2 or 3 above, any stock options that would otherwise vest in the succeeding 18 month period following such termination will vest immediately and shall be exercisable in accordance with the terms of the applicable stock option plan under which they were granted.

5. If, after your relocation to Chicago, your employment with IRI is terminated by IRI without cause, your responsibilities are significantly reduced without cause or you cease to report directly to the Chief Executive Officer without cause (in any case other than in the event of a change in control), IRI will reimburse you for your relocation to another location in the U.S. in accordance with IRI's standard relocation policy. Such relocation must take place within one year after your employment with IRI terminates. The relocation expense will be capped at $100,000 and will not be grossed up. IRI will provide reimbursement upon presentment of appropriate documentation.

6. We will allow you to defer receipt of your severance pay and relocation reimbursement payment into the calendar year following the effective date of your termination of employment if you choose to do so for tax reasons.

7. We will reimburse you up to $1,500 for tax preparation for your 2000 tax return upon presentment of appropriate documentation. This amount will not be grossed up.

Finally, regarding your request for modified change in control language, we are in the process of implementing agreements for all executive officers including you which will contain uniform change in control language. Once finalized and executed by you, this agreement will take the place of any change in control language currently included in your employment agreement. A form agreement will be provided to you within the next few weeks.

                             Sincerely,




                             Gary S. Newman
                             Executive Vice President, Human Resources


cc:  Joe Durrett